Exhibit 16.1

May 10, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read TransCommunity Financial Corporation's statements included under Item 4.01 of its Form 8-K/A (Amendment No. 1) filed on May 10, 2007, and we agree with such statements concerning our Firm, however, we have no basis to agree or disagree with the statements in either the fourth or fifth paragraph of Item 4.01 of the Form 8-K/A (Amendment No. 1).

Very truly yours,

McGladrey & Pullen, LLP